Exhibit 99.1

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Media Contacts:	Investor Contacts:
Molly LeCronier	Frank R. Pierce
mlecronier@wardcc.com	investorrelations@aeti.com
713-869-0707	713-644-8182

FOR RELEASE – August 11, 2011 – 4:00pm (EST)

American Electric Technologies Reports Results for Six Months and

Three Months Ended June 30, 2011

HOUSTON, August 11, 2011 - American Electric Technologies, Inc. (NASDAQ: AETI, the “Company”), a leading global provider of power delivery solutions for the traditional and renewable energy industries, today announced the following results for the six months and three months ended June 30, 2011.

Total sales for the six months ended June 30, 2011 were $23.5 million, up 31% from $17.9 million for the six months ended June 30, 2010. Total sales for the three months ended June 30, 2011 were $11.4 million, up 37% from $8.3 million for the three months ended June 30, 2010 but down versus $12.1 million for the three months ended March 31, 2011.

The company also reported that gross profits showed continued improvement. For the six-month period, the company’s gross profit rose 145% to $2.7 million, up from $1.1 million in the first six months of 2010. Gross profit for the quarter was $1.5 million, up 275% from the $381 thousand in Q2 2010 and up 27% from $1.2 million reported in Q1 2011.

“We are pleased with the improved health of our business as evidenced by continued improvement in our gross profits,” stated Charles Dauber, AETI’s President and Chief Executive Officer. “The gross margin improvements were especially strong in the company’s technical products sector reflecting the strength of our traditional oil and gas power system business”.

In the quarter, the Company also made a major announcement related to its solar industry strategy. The Company announced that it has received notification that AETI’s Integrated Solar Inversion Station (ISIS™), has become the world’s first 1000 Volt, 1MW solar inverter to successfully pass the UL1741 solar inverter test requirements. This means that for the first time, utility-scale solar project developers, Engineering, Procurement and Construction (EPC) firms, financiers, and utilities can successfully deploy 1000 Volt solar panels with an approved 1000 Volt solar inverter, thus significantly increasing efficiency and reducing costs for solar power plant projects.

“AETI’s 65 years of expertise in deploying multi-megawatt power systems for the traditional energy industry was pivotal in the design and successful testing of the industry’s first 1 MW 1000 Volt solar inversion station for the UL 1741 solar inverter requirements,” said Dauber.

Key Operating Results:

Technical Products & Services (TP&S)

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Revenue for the Technical Products & Services (TP&S) segment saw a six month increase to $11.8 million, up from $9.2 million in the first six months of 2010. For the quarter, TP&S reported a 54% increase in revenue to $5.4 million compared with $3.5 million in revenue in Q2 2010 but a reduction of $1.0 million from the $6.4 million in the first quarter of 2011.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

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Gross profit in the six-month period for the TP&S segment increased to $1.3 million, up from essentially zero in the first six months of 2010. Gross profit in the second quarter improved by $1.2 million from a loss of $342 thousand in Q2 2010, an increase of 60% versus Q1 2011 to $846 thousand. All of the increase in gross profit resulted from stronger margins in the Technical Products operations, with significant improvements coming from the oil and natural gas drilling power system products.

•

TP&S added $1.0 million of backlog in the quarter, which now stands at $7.5 million, compared with $6.5 million at March 31, 2011. Substantially, all of this backlog is expected to be recognized as revenue in 2011.

Electrical & Instrumentation (E&I) Construction

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The Electrical & Instrumentation (E&I) Construction segment generated sales of $4.4 million in the second quarter, up from $3.0 million in the second quarter of 2010 and up from $3.9 million in the first quarter of this year.

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E&I reported gross profit for the quarter of $318 thousand, essentially even with the gross profit reported in Q1 2011 and in Q2 2010. The E&I segment’s gross profit in the quarter was negatively impacted by a $171 thousand write-down associated with a water/wastewater construction project.

•	The backlog for the E&I segment was $8.2 million, a 46% increase from the $5.6 million at March 31, 2011.

American Access Technologies (AAT)

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The American Access Technologies (AAT) segment reported sales of $1.7 million and gross profits of $342 thousand in the second quarter of 2011, down slightly from revenue reported in Q1 2011 and Q2 2010. Gross profit in each of the comparative periods was approximately $400 thousand. The Company expects continued profitability from this segment for the remainder of the year.

Operating Expenses

•	In the quarter, the Company recognized several general and administrative items that significantly impacted company domestic operating results:

•	The company reported an additional $439 thousand in legal expenses due to the continued prosecution of the arbitration related to the final new school construction project completed in early 2010.

•	The company also accrued an additional $135 thousand in the quarter due to the 2011 management bonus program, primarily related to increased performance in the company’s TP&S segment.

•	The company also incurred $313 thousand in R&D expenses related to the certification of the ISIS solar inversion station, up $190 thousand from the previous quarter.

•	Results from domestic operations fell to a loss of $1.3 million in the quarter, from the loss of $594 thousand in the previous quarter.

Other Income/Expenses

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Consolidated net other income and expense decreased by $315 thousand to $150 thousand from the prior year period. Equity income of joint ventures for the six months ended June 30, 2010, benefited from the reversal of a $660 thousand expense accrual recorded associated with BOMAY, the company’s Singapore joint venture. Without the reversal of the expense accrual, the equity income of joint ventures increased approximately $235 thousand between the two periods. This primarily reflects increased performance at BOMAY offset by

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

decreased performance from MIEFE, the company’s China joint venture. This negative variance with respect to the equity income of joint ventures was offset in part by the absence in the current period of the $200 thousand dispute settlement cost recognized in the prior year period.

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BOMAY’s net revenue totaled $8.3 million for the second quarter; this is a decrease from the first quarter’s revenue of $17.7 million. Net income for this joint venture totaled $1.0 million for the second quarter, with the Company’s equity income totaling $387 thousand for the second quarter. This equity income is an increase from the first quarter’s equity income of $290 thousand.

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MIEFE’s net revenue totaled $619 thousand for the second quarter equal to that in the first quarter. MIEFE reported a net loss of $230 thousand for the second quarter with the Company’s equity loss totaling $114 thousand for the second quarter. This equity loss of the joint venture is a decrease from the first quarter’s equity loss of $26 thousand.

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AAG, the company’s Brazilian joint venture, reported net revenue totaled $451 thousand for the second quarter; this is an increase from the first quarter’s revenue of $193 thousand. Net loss for this joint venture totaled $29 thousand for the second quarter, with the Company’s equity loss totaling $15 thousand for the second quarter. The equity loss of this joint venture is an increase from the first quarter’s equity loss of the joint venture of $27 thousand.

•	In the quarter, the company received its 2010 cash dividend of $935 thousand from our Chinese joint venture, and $118 thousand from our Singapore joint venture.

Net Income/Loss

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For the six months ending June 30, 2011, the company reported a net loss of $1.0 million, or 13 cents per basic and fully diluted share. This is compared to a net loss of $1.6 million or 20 cents per basic and fully diluted share in the comparable prior year period.

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For the quarter, the Company reported a net loss of $727 thousand, or 9 cents per basic and fully diluted share. This represents an improvement from the net loss of $1.1 million, or 15 cents per basic and diluted share, for the three months ended June 30, 2010 but down from a net loss in the 2011 first quarter of $324 thousand, or 4 cents per basic and fully diluted share.

AETI’s cash position as of June 30, 2011 was $2.6 million and borrowings on the line of credit were $5.0 million compared to $1.8 million of cash and $4.0 million of borrowings at March 31, 2011.

Detailed information of the financial results for the six months and three months ended June 30, 2011 is included in the Company’s quarterly report on Form 10-Q which will be filed with the Securities and Exchange Commission on or before August 15, 2011.

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American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

American Electric Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Unaudited

	Six Months Ended June 30,		Three Months Ended June 30,
	2011	2010	2011	2010
	(Dollars In Thousands, except share data)		(Dollars In Thousands, except share data)

Revenue, net	$23,495	$17,946	$11,427	$8,288
Cost of sales	20,792	16,838	9 ,921	7,907

Gross profit	2,703	1,108	1,506	381

Operating expenses:
General and administrative	2,916	2,372	1,859	1,230
Selling	1,225	1,168	614	617
Research and development	436	421	313	274

Total operating expenses	4,577	3,961	2,786	2,121

Loss from operations	(1,874)	(2,853)	(1,280)	(1,740)

Other income (expense):
Equity in income of joint ventures	498	923	261	287
Joint venture management related expenses	(246)	(222)	(117)	(106)
Interest expense	(79)	(59)	(42)	(29)
Other, net	(23)	(177)	(13)	(170)

Total other income (expense)	150	465	89	(18)

Loss before benefit for income taxes	(1,724)	(2,388)	(1,191)	(1,758)

Income tax benefit	(675)	(836)	(464)	(615)

Net loss	$(1,049)	$(1,552)	$(727)	$(1,143)

Net loss per common share:
Basic and diluted	$(0.13)	$(0.20)	$(0.09)	$(0.15)

Weighted-average shares:
Basic and diluted	7,800,060	7,732,010	7,821,646	7,745,365

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

American Electric Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2011	December 31, 2010
	(Dollars In Thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$2,556	$1,364
Accounts receivable-trade, net of allowance of $559 and $499 at June 30, 2011 and December 31, 2010, respectively	8,155	8,922
Accounts receivable-other	35	74
Inventories, net	4,832	3,820
Costs and estimated earnings in excess of billings on uncompleted contracts	2,660	3,487
Prepaid expenses and other current assets	245	238
Due from employees	40	46
Deferred income taxes	624	656

Total current assets	19,147	18,607

Property, plant and equipment, net	4,474	4,705
Non-current contract retentions	—	51
Other assets, net	99	111
Advances to and investments in joint ventures	7,993	8,375
Deferred tax asset	3,069	2,328

Total assets	$34,782	$34,177

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,252	$3,926
Accrued payroll and benefits	1,043	916
Other accrued expenses	554	519
Income taxes payable	10	20
Billings in excess of costs and estimated earnings on uncompleted contracts	1,078	1,056
Short-term notes payable	144	194

Total current liabilities	7,081	6,631

Notes payable	5,145	4,221
Deferred compensation	399	399

Total liabilities	12,625	11,251

Stockholders’ equity:
Common stock; $0.001 par value, 50,000,000 shares authorized, 7,821,862 and 7,752,965 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	8	8
Additional paid-in capital	7,988	7,845
Accumulated other comprehensive income	829	692
Retained earnings; including accumulated statutory reserves in equity method investments of $1,116 and $945 at June 30, 2011 and December 31, 2010, respectively	13,332	14,381

Total stockholders’ equity	22,157	22,926

Total liabilities and stockholders’ equity	$34,782	$34,177

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American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Conference Call

AETI will conduct a conference call at 10:00am CST on Friday, August 12, 2011, to discuss the results with analysts, investors and other interested parties. Individuals wishing to participate in the conference call should dial 1-888-601-3873, confirmation code 528705, in the United States or 1-913-312-1493, confirmation code 528705, from outside the United States.

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American Electric Technologies, Inc. (NASDAQ:AETI) a premium leading global provider of power delivery solutions to the traditional and renewable energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, TX, Keystone Heights, FL, and Bay St. Louis, MS. In addition, AETI has minority interests in three joint ventures which have facilities located in Xian, China, Singapore and Macae, Brazil. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this document, including statements regarding the anticipated results of our international joint ventures are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There are many risks, uncertainties and other factors that can prevent the achievement of our goals or cause results to differ from those expressed or implied by these forward-looking statements including, without limitation, the risks inherent in doing business outside of the U. S. such as political, social and economic instability, currency fluctuations and conversion restrictions. These and other risks which may impact management’s expectations are described in greater detail in filings made by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the anticipated results expressed or implied herein will not be realized.